Exhibit (a)(5)

News Release 19-25

December 30, 2019

SSR MINING ANNOUNCES REPURCHASE AT OPTION OF HOLDERS OF

2.875% CONVERTIBLE SENIOR NOTES DUE 2033

VANCOUVER, B.C. – SSR Mining Inc. (NASDAQ: SSRM) (TSX: SSRM) (“SSR Mining”) today announces that holders of our 2.875% Senior Convertible Notes due 2033 (CUSIP No. 82823L AC0) (the “Notes”) have the right to surrender their Notes for purchase by SSR Mining at their option (the “Put Option”) pursuant to the terms of the Indenture governing the Notes, dated as of January 16, 2013 between SSR Mining and The Bank of New York Mellon, as trustee, (the “Indenture”). The Put Option entitles each holder of the Notes to require SSR Mining to purchase all of such holder’s Notes or any portion of the principal thereof that is equal to $1,000 principal amount (or integral multiples thereof) on February 1, 2020 (the “Option Purchase Date”), in cash at a purchase price equal to 100% of the principal amount of the Notes (the “Option Purchase Price”) plus accrued and unpaid interest thereon to, but excluding, the Option Purchase Date, subject to the terms and conditions of the Indenture and the Notes. Pursuant to the terms of the Indenture, on February 1, 2020, we will pay the semi-annual interest due on the Notes through January 31, 2020 to holders of record on January 15, 2020, of all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes surrendered in connection with the Put Option.

As of December 30, 2019, there was $115.0 million aggregate principal amount of the Notes outstanding. If all outstanding Notes are validly surrendered for repurchase through exercise of the Put Option, the aggregate cash purchase price will be $115.0 million.

The opportunity to surrender Notes for purchase pursuant to the Put Option commences today and expires at 5:00 p.m., New York City time, on January 31, 2020, which is the first business day immediately preceding the Option Purchase Date. In order to exercise the Put Option and receive the Option Purchase Price, or validly withdraw Notes previously surrendered for purchase, a holder must follow the procedures set forth in the Option Purchase Notice given by SSR Mining. We will accept for payment all Notes validly surrendered (and not validly withdrawn) promptly following the expiration of the Put Option. Prior to 10:00 a.m., New York City time, on February 3, 2020 (the first business day following the Option Purchase Date), we will forward to The Bank of New York Mellon, as paying agent, an amount of cash sufficient to pay the Option Purchase Price for all Notes that have been validly surrendered (and not validly withdrawn). No interest shall accrue for the intervening period. Unless we default in repurchasing the Notes validly surrendered (and not validly withdrawn), interest on those Notes will cease to accrue on the Option Purchase Date. Notes with respect to which the Put Option is exercised will not be convertible in accordance with their terms, unless surrender of those Notes is validly withdrawn.

SSR Mining Inc.	PHONE	+1 604.689.3846	Suite 800 - 1055 Dunsmuir Street
www.ssrmining.com	TOLL FREE	+1 888.338.0046	PO Box 49088
Vancouver, BC, Canada V7X 1G4

None of SSR Mining or our board of directors or any employee is making any recommendation as to whether you should surrender your Notes for purchase pursuant to the Put Option or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase pursuant to the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised.

Documents specifying the terms, conditions and procedures for exercising the Put Option will be available through The Depository Trust Company and the paying agent, which is The Bank of New York Mellon. In addition, we will file the Option Purchase Notice with a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) today.

This news release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the Notes or any other securities of SSR Mining. The offer to purchase the Notes will be only pursuant to, and the Notes may be tendered only in accordance with our Option Purchase Notice dated December 30, 2019 and related documents. Copies of the Option Purchase Notice and additional information relating to the procedures for the surrender of the Notes may be obtained from The Bank of New York Mellon by calling +1 (315) 414-3362.

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ OUR SCHEDULE TO, PUT OPTION NOTICE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SSR MINING AND THE PUT OPTION.

About SSR Mining

SSR Mining Inc. is a Canadian-based precious metals producer with three operations, including the Marigold gold mine in Nevada, U.S., the Seabee Gold Operation in Saskatchewan, Canada and Puna Operations in Jujuy, Argentina. We also have two feasibility stage projects and a portfolio of exploration properties in North and South America. We are committed to delivering safe production through relentless emphasis on Operational Excellence. We are also focused on growing production and Mineral Reserves through the exploration and acquisition of assets for accretive growth, while maintaining financial strength.

SOURCE: SSR Mining Inc.

For further information contact:

W. John DeCooman, Jr.

Senior Vice President, Business Development and Strategy

SSR Mining Inc.

Vancouver, BC

Toll free: +1 (888) 338-0046

All others: +1 (604) 689-3846

E-Mail: invest@ssrmining.com

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”) concerning the anticipated developments in our operations in future periods, and other events or conditions that may occur or exist in the future. All statements, other than statements of historical fact, are forward-looking statements. Generally, forward-looking statements can be identified by the use of words or phrases such as “expects,” “anticipates,” “plans,” “projects,” “estimates,” “assumes,” “intends,” “strategy,” “goals,” “objectives,” “potential,” “believes,” or variations thereof, or stating that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved, or the negative of any of these terms or similar expressions. The forward-looking statements in this news release relate to, among other things, statements regarding the Put Option. These forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied, including, without limitation, the following: general market conditions, including market factors affecting the price of bonds and equity securities; the amount of cash generated from the business; prevailing interest rates: and those various risks and uncertainties identified under the heading “Risk Factors” in our most recent Annual Information Form filed with the Canadian securities regulatory authorities and included in our most recent Annual Report on Form 40-F filed with the SEC. Our forward-looking statements are based on what our management considers to be reasonable assumptions, beliefs, expectations and opinions based on the information currently available to it. We cannot assure you that actual events, performance or results will be consistent with these forward-looking statements, and management’s assumptions may prove to be incorrect. Our forward-looking statements reflect current expectations regarding future events and speak only as of the date hereof and we do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change other than as required by applicable law. For the reasons set out above, you should not place undue reliance on forward-looking statements.

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